                                                                    EXHIBIT 99.1

NOTE: The following defined terms are used in the Management's Discussion and Analysis of Financial Condition and Results of Operations included in this exhibit:

        "Pooling Acquisitions" means the acquisitions of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; EKT, Inc.; Cama of Tampa, Inc.; Ryland Forbes Consulting Group, Inc.; AcSys Resources, Inc.; and Icon Search & Consulting Co. ("ICON"), which have been accounted for under the pooling of interests method of accounting.

        "Purchase Acquisitions" means the acquisitions of C.P.A. Staffing, Inc.; C.P.A. Search, Inc.; and Career Placement Associates (together, "CPA Staffing") in August 1997; TGS Resource Group, Inc. ("TGS") (doing business as "Don Richard Associates of Richmond") in March 1998; KPD Systems, Inc. ("KPD") in July 1998; and Staffing Edge, Inc. ("Staffing Edge") in August 1998, which have been accounted for under the purchase method of accounting.

        "Acquired Companies" means, collectively, the entities acquired in the Pooling Acquisitions and the Purchase Acquisitions.

        "We" or "our" refers to Acsys, Inc.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Results of Operations and Financial Condition contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those currently anticipated as a result of a number of factors, including those listed in (a) the "Risk Factors" section of this Prospectus and (b) the disclosure contained in the "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Disclosure Regarding Forward Looking Statements" section of this Prospectus. These factors include, but are not limited to, our brief combined operating history and our ability to identify and acquire suitable acquisition candidates, to integrate acquired companies into our operations, to implement internal control and management financial and operational reporting systems, and to manage risks associated with opening new offices and offering new services.

INTRODUCTION

Acsys is one of the leading specialty professional staffing and permanent placement firms in the United States. We operate through 40 offices serving major metropolitan markets across the United States, with a more significant presence principally in the Eastern and Midwestern United States. We were formed in March 1997 and since our formation have acquired 11 companies to date.

Each of our acquisitions, other than the Purchase Acquisitions was accounted for as a pooling of interests. Our historical financial statements have been restated to reflect the results of operations and financial positions of the Acquired Companies from their acquisition dates forward. Accordingly, the results of operations of C.P.A. Staffing are included beginning August 12, 1997 (its date of acquisition). Additionally, the results of TGS, KPD and Staffing Edge are included beginning March 31, 1998, July 1, 1998 and August 4, 1998 (their respective dates of acquisition). Additionally, the results of operations of Cama of Tampa are included for periods beginning on January 1, 1996 (its date of formation). As a result, historical combined results may not be comparable to or indicative of future performance. Our revenues and expenses may be significantly affected by the number and timing of the acquisition of additional businesses, the opening of additional offices or the introduction of new services. The timing of such expansion activities may also affect period-to-period comparisons.

Temporary staffing service revenues are recognized based on hours worked by assigned personnel. Generally, we bill our clients a fixed sum per hour for the hours our temporary employees work. Temporary personnel are generally Acsys employees; accordingly, we are responsible for workers' compensation, unemployment compensation insurance, Social Security and Medicare taxes and general payroll expenses. These expenses are included within direct cost of services. Because we pay our temporary employees only for the hours they actually work, wages for our temporary personnel are a variable cost that increase or decrease in proportion to service revenues. Our gross profit is determined by deducting these direct costs of services from our service revenues. Some of the temporary employees may decide to accept an offer of permanent employment from the client and thereby "convert" the temporary position to a permanent position, and a fee is generally paid to Acsys. Such fees are included in temporary staffing revenues.

Permanent placement service revenues are recognized when the employment offer and acceptance have occurred and the candidate's employment start date has been established. Acsys' fee is typically structured as a percentage of the placed candidate's first-year annual compensation. Generally, if a candidate is terminated or resigns during a specified guaranty period (typically 90-180 days), we either fill the position without additional charges or provide a prorated refund.

The primary costs associated with permanent placement service revenues are sales commissions to staffing consultants. Commissions vary proportionately with permanent placement service revenues. Consistent with industry practices, we classify all costs associated with permanent placement services as selling, general and administrative expenses. Other selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.

Prior to their acquisition by Acsys, the Acquired Companies were managed as private companies with significant equity ownership by management. Our results of operations reflect the S corporation tax structures of the Acquired Companies (except for ICON which was a C corporation) which influenced, among other things, the historical levels of their owners' compensation. The income taxes related to ICON are included in the historical Consolidated Financial Statements. The former owners of the Acquired Companies agreed to adjustments in their compensation and benefits, effective as of the dates of the respective acquisitions. The following results of operations do not include those contractual compensation adjustments for periods prior to the dates of the respective acquisitions.

RECENT DEVELOPMENTS

Growth Initiatives and Integration Activities. Beginning in the third quarter of 1997, we undertook a number of different activities intended to support our growth. These activities included the hiring of additional temporary and permanent placement staffing consultants, the expansion of our IT and our Acsys Business Consultants lines, the opening of new offices in Orlando, Florida and Washington, D.C. and the augmentation of our corporate infrastructure to enable us to operate as a public entity. In the first three quarters of 1998, we hired many new temporary and permanent consultants and hired numerous corporate office personnel in order to meet our revenue goals and to integrate the Acquired Companies. We have worked and continue to work to integrate these acquisitions into our Hub-Center approach.

Initial Public Offering. In February 1998, we completed our IPO of 2,842,500 shares of Common Stock at a price of $8.50 per share, realizing net cash proceeds of approximately $20.2 million after deducting underwriting discounts and offering expenses.

Distribution to S Corporation Shareholders. We terminated our S corporation status and became a C corporation on February 5, 1998 in connection with our initial public offering. During 1998, we made distributions to the persons who were shareholders during the period we were an S corporation.

The distributions approximated the amounts that such shareholders needed to fund the payment of Federal and state income taxes payable on Acsys' taxable income during that period. The amount of such distributions through September 30, 1998 were $545,000 and are reflected as a reduction in retained earnings. Subsequent to September 30, 1998, upon completion of our final tax returns as a S Corporation, we distributed an additional $293,000.

Deferred Tax Liability. In February, 1998, we recorded a deferred tax liability of $3.0 million, primarily to recognize income tax expense on the cash to accrual adjustment caused by our change from an S corporation to a C corporation. We will pay the deferred tax liability over a four-year period. Principally as a result of the deferred tax liability, we incurred a net loss for the first quarter of 1998.

RESULTS OF OPERATIONS

The following table sets forth the consolidated statements of operations for the indicated periods.

                                  YEAR ENDED             NINE MONTHS ENDED
                            ----------------------- ---------------------------
                                                    SEPTEMBER 30, SEPTEMBER 30,
                             1995    1996    1997       1997          1998
                            ------- ------- ------- ------------- -------------
Service revenues:
  Temporary staffing......  $28,215 $44,556 $60,057    $42,550       $69,564
  Permanent placement.....    8,269  12,186  18,071     13,742        19,807
                            ------- ------- -------    -------       -------
    Total service
     revenues.............   36,484  56,742  78,128     56,292        89,371
Direct cost of services...   18,284  30,616  42,583     29,863        48,768
                            ------- ------- -------    -------       -------
    Gross profit..........   18,200  26,126  35,545     26,429        40,603
Selling, general and
 administrative expenses..   13,893  20,769  29,979     21,063        32,969
Combination expenses......      --      --    1,797      1,722         1,730
Amortization and
 depreciation.............      682     693     715        459         1,059
Severance and franchise
 termination costs........      166     567     682        170           650
                            ------- ------- -------    -------       -------
    Operating income......    3,459   4,097   2,372      3,015         4,195
Interest expense, net.....      865     811     788        588           466
                            ------- ------- -------    -------       -------
Income before income
 taxes....................  $ 2,594 $ 3,286 $ 1,584    $ 2,427       $ 3,729
                            ======= ======= =======    =======       =======

HISTORICAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO HISTORICAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

Service Revenues. Total service revenues increased $33.1 million, or 58.8%, to $89.4 million for the nine months ended September 30, 1998 from $56.3 million for the corresponding period in 1997. Temporary staffing service revenues increased $27.0 million, or 63.5%, to $69.6 million for the nine months ended September 30, 1998 as compared to $42.6 million for 1997. The increase in temporary staffing service revenues is primarily attributable to the growth of IT contract staffing, the increase in billing rates and the impact of acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge. Permanent placement service revenues increased $6.1 million, or 44.1%, to $19.8 million for the nine months ended September 30, 1998 from $13.7 million for 1997. Permanent placement service revenues increased primarily due to increases in the number of permanent placements, the increase in placement fees and the acquisitions completed in the nine months ended September 30, 1998 (the "1998 Acquisitions").

Gross Profit. Gross profit increased $14.2 million, or 53.6%, to $40.6 million for the nine months ended September 30, 1998 from $26.4 million for 1997. Gross profit as a percentage of service revenues for the nine months ended September 30, 1998 decreased to 45.4% of revenues compared to 46.9% of revenues for 1997. The gross profit percentage decline resulted from the decrease in 1998 of the higher margin permanent placement revenues as a percentage of the total revenues and as a result of the growth in 1998 of the information technology business which has higher bill rates but lower margins than the rest of our business.

Selling General and Administrative Expenses. Selling, general and administrative expenses increased $11.9 million, or 56.5%, to $33.0 million for the nine months ended September 30, 1998 from $21.1 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses were 36.9% for the nine months ended September 30, 1998 compared with 37.4% for the corresponding period in 1997. This decrease as a percentage of revenues is primarily attributable to the fact that the nine months ended September 30, 1997 had significant amounts of owners' compensation costs. Also contributing to the lower percentage was increased efficiencies and the spreading of overhead costs over a substantially larger revenue base.

Combination Expenses. Combination expenses for the nine months ended September 30, 1998 and 1997 were $1.7 million. These expenses included transaction costs for our mergers which have been accounted for under the pooling of interests method and include investment banking, legal, accounting and other fees.

Severance and Franchise Termination Costs. We recorded a charge of $650,000 during the nine months ended September 30, 1998 consisting principally of severance obligations resulting from the decision to consolidate our corporate offices in Atlanta. For the corresponding period in 1997, we recorded a charge of $170,000 related to the termination of a franchise agreement.

Amortization and Depreciation. Amortization and depreciation for the nine months ended September 30, 1998 increased $600,000 from the corresponding period of 1997. Amortization and depreciation for the nine months ended September 30, 1998 includes goodwill amortization expense as a result of the C.P.A. Staffing acquisition in August 1997 and the 1998 Acquisitions. Depreciation expense also increased as a result of capital expenditures in 1997 and 1998.

Interest Expense, net. For the nine months ended September 30, 1998, we recorded net interest expense of $466,000, consisting principally of interest on borrowings under our revolving credit facility with NationsBank, N.A., and interest on noncompete and severance arrangements. For the nine months ended September 30, 1997, we recorded net interest expense of $588,000 consisting principally of interest expense on our credit facility and other long term debt. In February 1998, we repaid the amount outstanding under this credit facility with part of the proceeds of the IPO. We subsequently renewed borrowings on our credit facility, primarily to fund our August 1998 acquisition of Staffing Edge. See "--Liquidity and Capital Resources."

Income Tax Expense. Prior to February 5, 1998, we were an S corporation and not subject to income taxes. In connection with the IPO and the termination of our S corporation status, we recorded a tax liability of approximately $3.0 million in the nine months ended September 30, 1998 to recognize income tax expense created by our change to a C corporation, which primarily relates to a change from the cash to accrual method of accounting for income tax purposes. We will pay the deferred tax liability over a four-year period. For 1997, the income tax provision relates exclusively to ICON, which for federal income tax purposes was a C corporation subject to corporate income taxes.

Net Income. On an historical basis, we recognized a net loss and a net loss per share of $1.5 million and $0.10, respectively, for the nine months ended September 30, 1998 compared to net income and net income per share of $1.8 million and $0.09, respectively, for the corresponding period of 1997. The calculation of the net loss per share for the nine months ended September 30, 1997 reflects a reduction of $932,000 to net income available to common shareholders for the accretion of the redeemable shares.

HISTORICAL RESULTS FOR 1997 COMPARED TO HISTORICAL RESULTS FOR 1996

Service Revenues. Total service revenues increased $21.4 million, or 37.7%, to $78.1 million for the year ended December 31, 1997 from $56.7 million for the year ended December 31, 1996. A total of $2.8 million of the increase is attributable to revenues from C.P.A. Staffing from its acquisition date of August 12, 1997. Temporary staffing service revenues increased $15.5 million, or 34.8%, to $60.1 million for the year ended December 31, 1997 from $44.6 for the year ended December 31, 1996. Temporary staffing service revenues increased primarily as a result of growth in our IT business, increased billing rates, and increased revenues from offices opened in 1996 and 1995. Permanent placement service revenues increased $5.9 million or 48.3%, to $18.1 million for the year ended December 31, 1997 from $12.2 million for the year ended December 31, 1996. Permanent placement service revenues increased primarily due to increases in permanent placements, in the number and productivity of consultants and in billings to existing clients.

Gross Profit. Gross profit increased $9.4 million, or 36.1%, to $35.5 million for the year ended December 31, 1997 from $26.1 million for the year ended December 31, 1996. Gross profit as a percentage of service revenues decreased to 45.5% for the year ended December 31, 1997 from 46.0% for the year ended December 31, 1996. This decrease is primarily due to an increase in our IT business in 1997 as compared to 1996 which is at a lower gross margin percentage but at higher dollar amounts than the remainder of our business. This decrease in gross margin percentage was not offset by the increase in the percentage of service revenues derived from permanent placement services, which increased to 23.1% of total service revenues for the year ended December 31, 1997 from 21.5% for the year ended December 31, 1996. Permanent placement service revenues generate higher gross profits than temporary staffing service revenues because sales commissions and other costs associated with permanent placement services are included in selling, general and administrative expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $9.2 million, or 44.3%, to $30.0 million for the year ended December 31, 1997 from $20.8 million for the year ended December 31, 1996. Approximately $2.5 million of the increase was attributable to sales commissions associated with the increase in service revenues. An additional $2.2 million of the increase was the result of additional personnel costs. The 1997 results also reflect approximately $900,000 of C.P.A. Staffing-related selling, general and administrative expenses from its date of acquisition. In addition, we incurred expenses for the year ended December 31, 1997 in connection with the introduction of Acsys Business Consulting staffing services and IT temporary staffing services and with general integration-related expenses. As a result of the above factors, selling, general and administrative expenses as a percentage of revenues increased to 38.4% for the year ended December 31, 1997 from 36.6% for the year ended December 31, 1996.

Combination Expenses. For the year ended December 31, 1997, we recognized expenses of $1.8 million, or 2.3% of service revenues, for legal, accounting and other expenses related to the Pooling Acquisitions.

Amortization and Depreciation. The acquisition of C.P.A. Staffing and the acquisition of certain assets of a predecessor by Infinity Enterprises, Inc. originally generated most of the goodwill. Goodwill represents the excess cost over the net tangible assets acquired and is being amortized over 40 years. We periodically review the carrying value of intangible assets and impairments, if any, when the expected future operating cash flows derived from such intangible assets are less than their carrying value. Based upon our most recent analysis, we believe that no material impairment of intangible assets existed at December 31, 1997. We fully amortized a non-compete agreement in 1996. The favorable effect of the decrease in amortization due to the non-compete agreement was offset by an increase in amortization of goodwill associated with the acquisition of C.P.A. Staffing. In addition, depreciation increased due to an increase in capital expenditures in 1997.

Severance and Franchise Termination Costs. During 1997, we recognized $512,000 of expense as a result of the restructured employment relationship with our former President. Additionally during 1997, we recognized $170,000 related to the termination of a franchise agreement by Cama of Tampa, Inc. During 1996, we incurred $459,000 in severance payments to a former employee of AcSys Resources, Inc. in connection with his employment termination. Also during 1996, we recorded $108,000 of franchise termination costs related to the termination of the AcSys Resources, Inc. franchise agreement. We are not currently a party to any franchise agreements. We could incur such costs in the future in connection with future acquisitions.

Interest Expense, net. Interest expense, net is comparable for both periods presented.

HISTORICAL RESULTS FOR 1996 COMPARED TO HISTORICAL RESULTS FOR 1995

Service Revenues. Service revenues increased $20.3 million, or 55.5%, to $56.7 million in 1996 from $36.5 million in 1995. Temporary staffing service revenues increased $16.3 million, or 57.9%, to $44.6 million in 1996 from $28.2 million in 1995. The increase in temporary staffing service revenues is primarily a result of growth in our IT business and increases in billing rates and revenues from offices opened in 1996 and 1995. Permanent placement service revenues increased $3.9 million, or 47.4%, to $12.2 million in 1996 from $8.3 million in 1995. Permanent placement service revenue increased primarily due to an increase in the number of permanent placements made in 1996, additional permanent placement consultants and increased productivity. In addition, 1996 service revenues reflect $2.5 million in total service revenues from Cama of Tampa, Inc. Due to a change in ownership of Cama of Tampa, Inc. as of January 1, 1996, our operating results for 1995 do not include the operating results of that entity.

Gross Profit. Gross profit increased $7.9 million, or 43.5%, to $26.1 million in 1996 from $18.2 million in 1995. Gross profit as a percentage of service revenues decreased to 46.0% in 1996 from 49.9% in 1995, primarily because permanent placement service revenues comprised a smaller portion of total service revenues, decreasing to 21.5% of total service revenues in 1996 from 22.7% in 1995. Additionally, the gross profit percentage decline is due to an increase in 1996 of our IT business which has a lower gross margin percentage than our other temporary services businesses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.9 million, or 49.5%, to $20.8 million in 1996 from $13.9 million in 1995. Approximately $2.1 million of the increase was attributable to sales commissions associated with the increase in permanent placement revenues, and $1.4 million was the result of an increase in owners' compensation of the entities acquired in the Pooling Acquisitions. In addition, 1996 selling, general and administrative expenses reflect the expenses of Cama of Tampa, Inc. whereas 1995 selling, general and administrative expenses do not. Selling, general and administrative expenses also increased as a result of corporate expenses incurred in 1996 to support Acsys' growth. Selling, general and administrative expenses as a percentage of service revenues decreased to 36.6% in 1996 from 38.1% in 1995, primarily due to startup expenses associated with our IT business in 1995 which were not present in 1996.

Amortization and Depreciation. Amortization and depreciation increased $11,000, or 1.6%, to $693,000 in 1996 from $682,000 in 1995.

Severance and Franchise Termination Costs. In 1996, we incurred $459,000 in severance payments to a former employee of AcSys Resources, Inc. and $108,000 of costs related to the termination of the AcSys Resources, Inc. franchise agreement. This compares to $166,000 of franchise termination costs in 1995.

Interest Expense, net. Interest expense, net decreased to $811,000 in 1996 from $865,000 in 1995 principally due to lower average debt levels.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used for operating activities was $3.5 million in the nine months ended September 30, 1998. The use of cash is due to increases in accounts receivable and in other working capital requirements. For the corresponding period of 1997, cash provided by operations was $2.0 million, principally due to increases in accrued expenses and other liabilities.

Net cash used in investing activities during the nine months ended September 30, 1998 was $36.6 million. Included in cash used for investing activities was $34.3 million (net of cash acquired) paid in connection with the 1998 Acquisitions and $2.3 million used for capital expenditures for furniture, fixtures and equipment. We will continue to make capital expenditures throughout 1998 on information technology systems and equipment.

Net cash provided by financing activities was $40.9 million in the nine months ended September 30, 1998. Upon completion of our IPO, we raised $20.2 million net of expenses paid. We used approximately $11.1 million to immediately repay our then current borrowings under our credit facility. We subsequently borrowed approximately $31.5 million in connection with our acquisition of Staffing Edge in August, 1998. Additionally, during the nine months ended September 30, 1998, we used $545,000 for shareholder distributions related to certain pre-IPO S corporation tax liabilities.

Principally as a result of the August 1998 acquisition of Staffing Edge, at September 30, 1998 the outstanding balance under our $40.0 million revolving credit facility was approximately $34.0 million. The amount available under our credit facility will be reduced to $25.0 million on January 1, 1999. Accordingly, at September 30, 1998, $9.0 million of the borrowings have been classified as a current liability. We anticipate, as a result of our operating results and borrowing capacity, that we will be able to refinance or replace the existing credit facility with a larger borrowing facility. In the event that we are unable to repay the amount necessary to reduce our obligations under the credit facility to $25.0 million by January 1, 1999, in order to avoid default occurring under the credit facility, we will attempt to negotiate with the lenders for a modification of the credit facility. Additionally, we believe that funds currently available on hand, funds to be provided by operations, funds available under the existing credit facility and, after January 1, 1999, funds available under the refinanced borrowing facility will be sufficient to meet our anticipated needs for working capital for the next twelve months. There can be no assurance that we will be able to replace, refinance or renegotiate our credit facility. Our plan to replace, refinance or renegotiate our credit facility, our estimate of the time that funds currently on hand, funds provided by operations and funds available under the existing credit facility, and after January 1, 1999, funds from the refinanced, replaced or renegotiated borrowing facility will be sufficient to meet our working capital needs is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the use of funds for acquisitions. In addition, future acquisitions may require additional debt and equity financing.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires that items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 became effective for fiscal years beginning after December 15, 1997 and is now currently being applied by Acsys. SFAS No. 130 requires comparative financial statements provided for earlier periods to be reclassified to reflect application of the provisions of this new standard. We have determined that for the nine months ended September 30, 1997 and 1998 and for the years ended December 31, 1995, 1996 and 1997, no items meeting the definition of comprehensive income as specified on SFAS No. 130, except net income, existed in the financial statements. As a result, no disclosure is necessary to comply with the standard.

In June 1997, the FASB issued Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Our management believes that SFAS 131 will not have a material effect on our financial statements.

YEAR 2000 COMPUTER ISSUES

Introduction. The Year 2000 issue refers to the problems that result from the many existing computer software programs and operating systems that use only two digits rather than four to define the applicable year in a date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

Acsys' State of Readiness. Our key financial, informational and operational systems are being assessed and detailed plans are being developed to address system modifications required by March 1999. These systems include information technology systems ("IT"). We have assessed our major IT vendors and technology providers and are in the process of testing our systems to determine Year

2000 compliance. In addition, we are in the process of assessing our non-IT systems that utilize embedded technology such as microcontrollers and reviewing them for Year 2000 compliance.

To operate our business, we rely upon government agencies, utility companies, providers of telecommunication services, suppliers, and other third party service providers ("Primary Service Providers"), over which we can assert little control. Our ability to conduct our core business depends upon the ability of these Primary Service Providers to fix their Year 2000 issues and to the extent they cannot or do not fix their Year 2000 issues, our financial condition could be materially and adversely affected. In addition, our customers may experience Year 2000 issues that could have a material adverse effect on their business and their need for our services, which in turn could have a material adverse effect on our business.

We have begun an assessment of all Primary Service Providers to determine risk and assist in the development of contingency plans. This effort is to be completed by March 1, 1999. In particular, we use various software packages in conducting and accounting for our temporary staffing, permanent placement and general accounting operations. These packages, among other things, track and accumulate temporary staff time and client billings, process staff payroll, and produce financial statements and other financial data. We use software packages and hardware in certain locations that may not be Year 2000 compliant. In addition, certain of our Hub-Centers use software packages that may not be Year 2000 compliant. As discussed in "Business--Corporate Support Services; Information Systems," we are implementing integrated staffing and accounting software packages. We have the option either to purchase new Year 2000 compliant software from outside vendors or implement existing in-house Year 2000 compliant software, or to combine both approaches.

We expect that our information systems integration efforts will enable us to be fully Year 2000 compliant although we cannot guarantee that software represented by vendors as Year 2000 compliant will in fact be compliant. Further, we use a third-party payroll processing company, and although we expect that this company will be Year 2000 compliant, no assurances can be given in that regard. In pursuing our acquisition strategy we could acquire an entity that is not Year 2000 compliant. Depending on the size of the entity acquired, noncompliance could negatively affect our results of operations.

Costs to Address Acsys' Year 2000 Issues. We expense costs associated with Year 2000 system changes as the costs are incurred except for system change costs that we would otherwise capitalize. To date we have incurred costs of approximately $500,000 in connection with our Year 2000 compliance plan (our "Year 2000 Plan"), and we expect to spend an additional $500,000 to complete our Year 2000 Plan.The financial impact of these expenses has not been material, and we do not expect future remediation costs to be material to our consolidated financial position or results of operations. We cannot estimate the future costs incurred as a result of Year 2000 issues suffered by our Primary Service Providers and customers, and we cannot assure you that we will successfully address the Year 2000 issues present in our own systems.

Risks Presented by Year 2000 Issues. We have recently begun the system integration testing phase of our Year 2000 Plan. However, until system integration testing is substantially in process we cannot fully assess the risks of our Year 2000 issue. As a result of system integration testing, we may identify areas of our business that are at risk of Year 2000 disruption. The absence of any such determination at this point represents only the status currently in the implementation of our Year 2000 Plan, and should not be construed to mean that there is no area of our business which is at risk of a Year 2000 related disruption. As noted above, many of our critical Primary Service Providers and customers may not appropriately address their Year 2000 issues, the result of which could have a material adverse effect on our financial condition and results of operations.

Acsys' Contingency Plans. Our Year 2000 Plan calls for the development of contingency plans for areas of the business that are susceptible to a substantive risk of a disruption resulting from a Year 2000 related event. Because we have only recently begun system integration testing, and accordingly have not fully assessed our risk from potential Year 2000 failures, we have not yet developed detailed contingency plans specific to Year 2000 events for any specific area of business. We do, however, maintain contingency plans, outside of the scope of the Year 2000 issue, designed to address various other business interruptions. We are prepared for the possibility that system integration testing may hereafter identify certain areas of business at risk. Consistent with our Year 2000 Plan, we will develop specific Year 2000 contingency plans for such areas of business as and if such determinations are made.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this report and include all statements that are not historical facts. Some of the forward-looking statements relate to the intent, belief or expectations of Acsys and our management regarding our strategies and plans for: operations, including our Hub-Center management model; growth, including current and potential new services; acquisitions; recruiting; and sales and marketing strategies. Other forward-looking statements relate to trends affecting our financial condition and results of operations; our anticipated capital needs and expenditures; and litigation in which we are involved. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those that are anticipated in the forward-looking statements as a result of:

 . our relatively brief combined operating history;

 . our ability to identify and acquire suitable acquisition candidates;

 . our ability to integrate acquired businesses into its operations;

 . our ability to implement internal control and management financial and operational reporting systems;

 . risks associated with opening new offices and offering new services;

 . the availability of qualified personnel to staff and supervise new offices;

 . the possible effects of a downturn in the economy, which may result in a decline in the demand for our services;

 . the strength of demand for temporary staffing and permanent placement services in our markets;

 . the general level of economic activity and unemployment;

 . existing and emerging competition;

 . competing demands for the attention of our management;

 . the availability of capital to fund acquisitions;

 . our ability to maintain sufficient profit margins despite pricing pressures;

 . the changing regulatory environment; and

 . our ability to address the Year 2000 issue.

In addition, the market price of the Common Stock may from time to time be significantly volatile as a result of, among other things:

 . our operating results;

 . the operating results of other staffing companies;

 . changes in the performance of the stock market in general; and

 . the trading volume of the Common Stock.

You should review the more detailed description of these and other possible risks contained in the "Risk Factors" section of this Prospectus.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Acsys, Inc.:

We have audited the accompanying consolidated balance sheets of Acsys, Inc. (a Georgia corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, redeemable common stock and shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Acsys, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                              Arthur Andersen LLP
Philadelphia, PA,
May 22, 1998

                          ACSYS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                  DECEMBER 31,
                                                 ---------------- SEPTEMBER 30,
                                                  1996     1997       1998
                                                 -------  ------- -------------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................... $ 1,102  $   370    $ 1,175
  Restricted cash...............................     117      --         --
  Accounts receivable, net of allowances of
   $313, $503 and $856..........................   8,359   12,343     23,170
  Prepaid expenses and other....................     270    1,455      1,391
                                                 -------  -------    -------
    Total current assets........................   9,848   14,168     25,736
PROPERTY AND EQUIPMENT, net.....................     941    1,928      4,380
GOODWILL AND OTHER INTANGIBLE ASSETS, net.......   7,126   15,783     54,567
DEFERRED INITIAL PUBLIC OFFERING COSTS..........     --     1,200        --
DEFERRED INCOME TAXES...........................     --       103        --
OTHER ASSETS....................................     252      170        230
                                                 -------  -------    -------
    Total assets................................ $18,167  $33,352    $84,913
                                                 =======  =======    =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdrafts............................... $   265  $ 1,489    $   --
  Lines of credit...............................   1,108      --         --
  Current portion of long-term debt.............     722       47      9,003
  Accounts payable..............................     463      774      1,391
  Accrued liabilities...........................   2,429    5,844     11,769
  Deferred income taxes.........................     552    1,093        402
                                                 -------  -------    -------
    Total current liabilities...................   5,539    9,247     22,565
LONG-TERM DEBT..................................   8,125   11,707     25,642
DEFERRED INCOME TAXES...........................     --       --       2,726
OTHER LONG-TERM LIABILITIES.....................      41      377        284
COMMITMENTS AND CONTINGENCIES (Note 5)
REDEEMABLE COMMON STOCK, no par value, 122,012,
 122,012 and 0 shares issued and outstanding,
 respectively...................................     288    1,220        --
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value, 5,000,000
   shares authorized, no shares issued or
   outstanding..................................     --       --         --
  Common stock, no par value, 45,000,000 shares
   authorized, 9,972,294, 11,191,568 and
   14,422,038 shares issued and outstanding,
   respectively.................................     530    7,597     29,377
  Retained earnings.............................   4,233    3,204      4,319
  Treasury stock, at cost.......................    (589)     --         --
                                                 -------  -------    -------
    Total shareholders' equity..................   4,174   10,801     33,696
                                                 -------  -------    -------
    Total liabilities and shareholders' equity.. $18,167  $33,352    $84,913
                                                 =======  =======    =======

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS--EXCEPT PER SHARE DATA)

                                                           FOR THE NINE MONTHS
                           FOR THE YEAR ENDED DECEMBER 31  ENDED SEPTEMBER 30
                          -------------------------------- -------------------
                             1995       1996       1997      1997      1998
                          ---------- ---------- ---------- --------- ---------
                                                               (UNAUDITED)
SERVICE REVENUES:
  Temporary staffing..... $   28,215 $   44,556 $   60,057 $  42,550 $  69,564
  Permanent placement....      8,269     12,186     18,071    13,742    19,807
                          ---------- ---------- ---------- --------- ---------
    Total service
     revenues............     36,484     56,742     78,128    56,292    89,371
DIRECT COST OF SERVICES,
 consisting of
 payroll, payroll taxes
 and benefit costs for
 temporary employees.....     18,284     30,616     42,583    29,863    48,768
                          ---------- ---------- ---------- --------- ---------
    Gross profit.........     18,200     26,126     35,545    26,429    40,603
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................     13,893     20,769     29,979    21,063    32,969
COMBINATION EXPENSES.....        --         --       1,797     1,722     1,730
AMORTIZATION AND
 DEPRECIATION............        682        693        715       459     1,059
SEVERANCE AND FRANCHISE
 TERMINATION COSTS.......        166        567        682       170       650
                          ---------- ---------- ---------- --------- ---------
    Operating income.....      3,459      4,097      2,372     3,015     4,195
INTEREST EXPENSE, NET:           865        811        788       588       466
                          ---------- ---------- ---------- --------- ---------
INCOME BEFORE INCOME
 TAXES...................      2,594      3,286      1,584     2,427     3,729
  Income taxes...........        133        419        438       580     5,185
                          ---------- ---------- ---------- --------- ---------
NET INCOME (LOSS)........ $    2,461 $    2,867 $    1,146 $   1,847 $  (1,456)
                          ========== ========== ========== ========= =========
NET INCOME (LOSS) PER
 SHARE:
  Basic and diluted net
   income (loss) per
   share................. $     0.24 $     0.27 $     0.02 $    0.09 $   (0.10)
                          ========== ========== ========== ========= =========
  Shares used in
   computing basic net
   income (loss) per
   share.................     10,094      9,972     10,440    10,233    13,878
                          ========== ========== ========== ========= =========
  Shares used in
   computing diluted net
   income (loss) per
   share.................     10,094      9,972     10,544    10,321    13,878
                          ========== ========== ========== ========= =========

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY

                       (IN THOUSANDS--EXCEPT SHARE DATA)

                                                         SHAREHOLDERS' EQUITY
                                             -----------------------------------------------
                         REDEEMABLE COMMON
                               STOCK            COMMON STOCK
                         ------------------  -------------------  RETAINED  TREASURY
                          SHARES    AMOUNT     SHARES    AMOUNT   EARNINGS   STOCK    TOTAL
                         ---------  -------  ----------  -------  --------  -------- -------
BALANCE, JANUARY 1,
 1995...................       --   $   --   10,094,306  $   144  $   913    $(131)  $   926
 Distributions to
  shareholders..........       --       --          --       --      (718)     --       (718)
 Net income.............       --       --          --       --     2,461      --      2,461
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, DECEMBER 31,
 1995...................       --       --   10,094,306      144    2,656     (131)    2,669
 Assumption of debt
  accounted for as a
  distribution..........       --       --          --       --      (300)     --       (300)
 Push down of new
  accounting basis in
  purchase transaction..       --       --          --       300      --       --        300
 Contributions from
  shareholders..........       --       --          --       150      --       --        150
 Distributions to
  shareholders..........       --       --          --       --      (766)     --       (766)
 Purchase of Common
  Stock in connection
  with redemption
  agreement (Note 10)...   122,012       64    (122,012)     (64)     --      (458)     (522)
 Accretion of redeemable
  Common Stock to
  redemption value......       --       224         --       --      (224)     --       (224)
 Net income.............       --       --          --       --     2,867      --      2,867
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, DECEMBER 31,
 1996...................   122,012      288   9,972,294      530    4,233     (589)    4,174
 Distributions to
  shareholders..........       --       --          --       --    (1,243)     --     (1,243)
 Issuance of Common
  Stock in connection
  with acquisition......       --       --    1,219,274    7,067      --       589     7,656
 Accretion of redeemable
  Common Stock to
  redemption value......       --       932         --       --      (932)     --       (932)
 Net income.............       --       --          --       --     1,146      --      1,146
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, DECEMBER 31,
 1997...................   122,012    1,220  11,191,568    7,597    3,204      --     10,801
 Issuance of Common
  Stock upon initial
  public offering, net
  of offering costs
  (unaudited)...........       --       --    2,842,500   20,170      --       --     20,170
 Resetting of retained
  earnings in connection
  with the termination
  of S Corporation
  status (unaudited)....       --       --          --    (2,737)   2,737      --        --
 Termination of
  redemption rights in
  connection with the
  initial public
  offering (unaudited).. (122, 012)  (1,220)    122,012    1,220      --       --      1,220
 Issuance of Common
  Stock in connection
  with acquisitions
  (unaudited)...........       --       --      229,337    3,031      --       --      3,031
 Exercise of employee
  stock options
  (unaudited)...........       --       --       36,621       96      --       --         96
 Tax Benefit of Non-
  qualified Stock option
  exercises
  (unaudited)...........       --       --          --       --       136      --        136
 Distributions to
  shareholders
  (unaudited)...........       --       --          --       --      (302)     --       (302)
 Net loss (unaudited)...       --       --          --       --    (1,456)     --     (1,456)
                         ---------  -------  ----------  -------  -------    -----   -------
BALANCE, SEPTEMBER 30,
 1998 (unaudited).......       --   $   --   14,422,038  $29,377  $ 4,319    $ --    $33,696
                         =========  =======  ==========  =======  =======    =====   =======

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 FOR THE NINE
                                         FOR THE YEAR ENDED      MONTHS ENDED
                                            DECEMBER 31          SEPTEMBER 30
                                        ----------------------  ---------------
                                         1995    1996    1997    1997    1998
                                        ------  ------  ------  ------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)....................  $2,461  $2,867  $1,146  $1,847  $(1,456)
 Adjustments to reconcile net income
  (loss) to net cash
  provided by (used in) operating
  activities--
 Amortization and depreciation........     682     693     715     459    1,059
 Imputed interest.....................      73      71      74      58       47
 Non-cash severance charge............     --      458     --      --       --
 Deferred tax expense.................     133     419     438     616    1,899
 Other................................     (31)    (45)      8      95      --
 Changes in operating assets and
  liabilities net of effect of
  purchase acquisitions--
 Accounts receivable, net.............  (1,378) (3,085) (2,860) (3,286)  (7,001)
 Prepaid expenses and other...........       7    (190) (1,200)   (377)     475
 Other assets.........................     --      --       99      15       15
 Accounts payable.....................     231     104     242     759      (67)
 Accrued liabilities and other........     635     547   1,490   1,783    1,718
 Other long-term liabilities..........     --      --      336     --      (140)
                                        ------  ------  ------  ------  -------
  Net cash provided by (used in)
   operating activities...............   2,813   1,839     488   1,969   (3,451)
                                        ------  ------  ------  ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for business
  acquisitions........................     --      --   (1,996) (1,874) (34,260)
 Capital expenditures.................    (310)   (562) (1,214)   (446)  (2,341)
                                        ------  ------  ------  ------  -------
  Net cash used in investing
   activities.........................    (310)   (562) (3,210) (2,320) (36,601)
                                        ------  ------  ------  ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from initial public
  offering............................     --      --      --      --    20,170
 Changes in bank overdrafts...........    (121)    217   1,224    (133)  (1,489)
 Net borrowings (repayments) on lines
  of credit...........................     162     508  (1,108) (1,108)     --
 Net borrowings (repayments) on
  revolving credit facility...........     --      --   12,207  12,207   22,910
 Proceeds from long-term debt.........      80     326     --      --       --
 Repayments of long-term debt.........  (1,236) (1,811) (9,374) (9,243)     (19)
 Distributions to shareholders........    (717)   (766)   (843)   (845)    (545)
 Deferred financing costs.............     --      --     (232)    --      (266)
 Proceeds from exercise of employee
  stock options.......................     --      --      --      --        96
 Changes in restricted cash...........     --      (89)    116     116      --
 Net repayments of notes payable to
  shareholders........................     --     (150)    --      --       --
 Shareholder contributions............     --      150     --      --       --
                                        ------  ------  ------  ------  -------
  Net cash provided by (used in)
   financing activities...............  (1,832) (1,615)  1,990     994   40,857
                                        ------  ------  ------  ------  -------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.....................     671    (338)   (732)    643      805
CASH AND CASH EQUIVALENTS, beginning
 of year..............................     769   1,440   1,102   1,102      370
                                        ------  ------  ------  ------  -------
CASH AND CASH EQUIVALENTS, end of
 year.................................  $1,440  $1,102  $  370  $1,745  $ 1,175
                                        ======  ======  ======  ======  =======

        The accompanying notes are an integral part of these statements.

                          ACSYS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS:

Acsys, Inc. and Subsidiaries (the "Company") is a specialty professional staffing firm that operates offices primarily located in major metropolitan areas in the eastern and midwestern United States.

The Company was formed on March 10, 1997 and effected a business combination on May 16, 1997 in which it acquired all of the issued and outstanding common stock of Infinity Enterprises, Inc.; David C. Cooper & Associates, Inc.; DCCA Professional Temporaries, Inc.; and EKT, Inc. in exchange for 4,240,283 shares of the Company's Common Stock (the "May 16 Pooling"). Subsequent to the May 16 Pooling, the Company acquired all of the issued and outstanding common stock of the following companies, in the same manner:

      NAME                                       ACQUISITION DATE  SHARES ISSUED
      ----                                       ----------------  -------------
   Cama of Tampa, Inc. ......................... May 19, 1997          131,143
   Rylan Forbes Consulting Group, Inc. ......... July 25, 1997         462,292
   Acsys Resources, Inc. ....................... September 3, 1997   3,659,502
   ICON Search and Consulting, Inc. ............ May 22, 1998        2,820,360

The business combinations referred to above have been accounted for under the pooling of interests method of accounting. Thus, the accompanying financial statements have been restated to include the accounts and operating results of the combined companies for all dates and periods prior to the combinations, except for Cama of Tampa, Inc. ("Cama") which is reflected only from its respective date of formation of January 1, 1996 (see Note 3).

Upon closing these acquisitions, the Company entered into employment agreements with certain officers and employees (see Note 5). Those agreements provide for reduced compensation from amounts previously charged to expense. The reduction in compensation was approximately $2,341,000 for the year ended December 31, 1997 and $1,330,000 for the nine months ended September 30, 1998. The following is an unaudited supplemental pro forma presentation of the year ended December 31, 1997 and the nine months ended September 30, 1998 statements of operations to reflect this adjustment:

                          ACSYS, INC. AND SUBSIDIARIES

                                                     FOR THE NINE
                          FOR THE YEAR ENDED         MONTHS ENDED
                             DECEMBER 31,           SEPTEMBER 30,
                                  1997                   1998
                          -------------------      ------------------
                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Income loss before
 income taxes, as
 reported...............       $            1,584      $            3,729
Supplemental pro forma
 adjustment to
 compensation expense...                    2,341                   1,330
                               ------------------      ------------------
Supplemental pro forma
 income, before pro
 forma income taxes.....                    3,925                   5,059
Supplemental pro forma
 income taxes...........                    2,329                   2,479
                               ------------------      ------------------
Supplemental pro forma
 net income after
 contractual reduction
 in salaries............       $            1,596      $            2,580
                               ==================      ==================
Net income/(loss) per
 diluted share as
 reported...............       $             0.02      $            (0.10)
                               ==================      ==================
Supplemental pro forma
 net income per diluted
 share, as adjusted for
 reduction in salaries..       $             0.06      $             0.18
                               ==================      ==================
Shares used in computing
 supplemental pro forma
 net income per diluted
 share, as adjusted for
 reduction in salaries..                   10,544                  14,334

This supplemental pro forma presentation is shown solely as a result of the significant change in the Company's compensation arrangements following the mergers, in order to assess the impact on the Company's results of operations. This presentation assumes that the duties and responsibilities of the officers and employees will not be diminished given the reduction in compensation and, as such, that other costs will not be incurred that offset this pro forma adjustment to compensation expense.

2. INITIAL PUBLIC OFFERING:

In February 1998, the Company completed its initial public offering ("IPO") of 2,842,500 shares of Common Stock at a price of $8.50 per share, generating net cash proceeds of approximately $20.2 million after deducting underwriters' discount and offering costs of approximately $2.3 million.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Risks and Uncertainties

The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, the Company's brief operating history, the competitive market for temporary staffing services, dependence on availability of qualified personnel, dependence on key personnel, dependence on key client and other relationships successful integration of acquisitions, and risks associated with opening new offices and offering new services.

Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers, and the diversity of industries serviced. At December 31, 1996 and 1997 and September 30, 1998, no one customer represented greater than 10% of accounts receivable or greater than 10% of revenues for the periods then ended.

                          ACSYS, INC. AND SUBSIDIARIES

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and accounts have been eliminated.

Cash and Cash Equivalents

The Company considers cash on deposit with financial institutions and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company generally limits its investments in cash equivalents to money market funds and certificates of deposit.

Restricted Cash

Restricted cash represents funds previously held by a financing institution as collateral for a line of credit.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease.

                                                   DECEMBER 31,
                                                  --------------
                                                                  SEPTEMBER 30,
                                     USEFUL LIVES  1996    1997       1998
                                     ------------ ------  ------  -------------
                                                        (IN THOUSANDS)
   Office equipment.................  3-7 years   $1,197  $1,806     $4,225
   Office furniture and fixtures....  3-7 years      420     960      1,952
   Leasehold improvements...........    7 years      158     343        375
                                                  ------  ------     ------
                                                   1,775   3,109      6,552
   Less--Accumulated depreciation...                (834) (1,181)    (2,172)
                                                  ------  ------     ------
                                                  $  941  $1,928     $4,380
                                                  ======  ======     ======

Depreciation expense for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $124,000, $284,000 $386,000 $259,000 and $501,000, respectively.

                          ACSYS, INC. AND SUBSIDIARIES

Intangible Assets

                                                   DECEMBER 31,
                                                  ---------------
                                                                   SEPTEMBER 30,
                                                   1996    1997        1998
                                                  ------  -------  -------------
                                                         (IN THOUSANDS)
   Goodwill...................................... $7,643  $16,397     $55,252
   Deferred financing costs......................    --       232         468
   Other.........................................      8        8         259
                                                  ------  -------     -------
                                                   7,651   16,637      55,979
   Less--Accumulated amortization................   (525)    (854)     (1,412)
                                                  ------  -------     -------
                                                  $7,126  $15,783     $54,567
                                                  ======  =======     =======

Goodwill was recorded in connection with the acquisition on February 28, 1994 of certain assets of a predecessor by Infinity Enterprises, Inc., the acquisition on January 1, 1996 of common stock from the previous shareholders of Cama of Tampa, Inc., the acquisition on August 12, 1997 of C.P.A. Staffing and the acquisitions on March 31, 1998, July 1, 1998 and August 4, 1998 of TGS Resource Group, Inc., KPD Systems Inc. and Staffing Edge, Inc., respectively (see Note 11). Goodwill is being amortized on a straight-line basis over 40 years.

Deferred financing costs are being amortized over the three-year term of the credit facility (see Note 4).
Amortization expense for the intangible assets for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $558,000, $409,000, $329,000, $200,000 and $558,000, respectively.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If changes in circumstances indicate that the carrying amount of an asset that an entity expects to hold and use may not be recoverable, future cash flows expected to result from the use of the asset and its disposition will be estimated. If the undiscounted value of the future cash flows is less than the carrying amount of the asset, an impairment will be recognized. Management believes that there has been no impairment of long-lived assets as of December 31, 1997.

                          ACSYS, INC. AND SUBSIDIARIES

Accrued Liabilities

                                                    DECEMBER 31
                                                   ------------- SEPTEMBER 30,
                                                    1996   1997      1998
                                                   ------ ------ -------------
                                                         (IN THOUSANDS)
     Salaries and commissions..................... $1,067 $2,722    $ 5,202
     Acquisition transaction cost and other
      acquired liabilities........................    --     --       2,504
     Combination costs............................    --   1,612        103
     Payroll taxes................................    463    308        857
     Shareholder distributions....................    --     400        --
     Accrued severance costs......................    --     164        428
     Income taxes payable.........................    --     --       1,314
     Other........................................    899    638      1,361
                                                   ------ ------    -------
                                                   $2,429 $5,844    $11,769
                                                   ====== ======    =======

Revenue Recognition

The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and the candidate's employment start date has been established. Revenues from permanent placements are reported in the consolidated statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 90-180 days). The net adjustment in each of the periods presented is immaterial. The Company recognizes temporary staffing revenues when the services are performed.

Gross Profit

Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and benefit costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

Supplemental Cash Flow Information

For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company paid interest of $919,000, $873,000, $867,000, $370,000 and $602,000 respectively. The Company financed equipment purchases under capital leases of $61,000 and $100,000 for the years ended December 31, 1995 and 1996, respectively, and purchased Common Stock for debt in the amount of $443,000 for the year ended December 31, 1996.

                          ACSYS, INC. AND SUBSIDIARIES

The following table displays the net noncash assets that were acquired in 1997 and the nine months ended September 30, 1998. The 1997 assets acquired are from the Company's August 1997 acquisition of C.P.A. Staffing. The 1998 assets acquired are from the Company's acquisitions of TGS, KPD and Staffing Edge on March 31, 1998, July 1, 1998 and August 4, 1998, respectively. These transactions are described in Note 11:

                                             FOR THE YEAR       FOR THE NINE
                                                ENDED            MONTHS ENDED
                                           DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                          ------------------ -------------------
                                                      (IN THOUSANDS)
   Noncash assets (liabilities)
   Accounts receivable...................       $1,124             $ 3,826
   Prepaid expenses and other............            1               1,007
   Property and equipment................          167                 568
   Other assets..........................          --                  324
   Goodwill..............................        8,754              38,826
   Accounts payable......................          (69)               (684)
   Accrued liabilities...................         (325)             (6,336)
   Deferred tax liabilities..............          --                 (240)
                                                ------             -------
   Net noncash assets acquired...........        9,652              37,291
   Common stock issued...................       (7,656)             (3,031)
                                                ------             -------
   Net cash paid for acquisitions........       $1,996             $34,260
                                                ======             =======

Income Taxes

The Company follows SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates that are expected to be in effect when the differences reverse.

Prior to the IPO in February 1998 (see Note 2), the Company and its subsidiaries were S corporations for federal and state income tax reporting purposes except for ICON Search and Consulting, Inc. ("ICON") which is a C Corporation. Accordingly, income tax expense and deferred taxes reflected in the Company's financial statements prior to February 1998 were generated from the operating activities of ICON.

In connection with the IPO, the Company and its subsidiaries terminated their S corporation status and recorded income tax expense and a corresponding net deferred tax liability of approximately $3,000,000, representing the tax effect of differences in bases of assets and liabilities for financial reporting and income tax purposes.

                          ACSYS, INC. AND SUBSIDIARIES

Net Income (Loss) Per Share

The Company has presented net income (loss) per share pursuant to SFAS No. 128, "Earnings Per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98.

Basic net income (loss) per share is computed by dividing the net income (loss) for each year by the weighted average number of common shares outstanding for each year. Diluted net income (loss) per share is computed by dividing net income (loss) for each year by the weighted average number of common shares and Common Stock equivalents outstanding during each year. The average number of common shares outstanding excludes the redeemable common shares, as the accretion on the redeemable Common Stock of $224,000, $932,000 and $932,000 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997, respectively, is deducted in arriving at the net income (loss) available to Common shareholders. The average number of shares outstanding has been retroactively restated to include the shares issued for the business combinations accounted for as poolings of interests (see Note 1).

Fair Value of Financial Instruments

Management believes that the carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values as of each balance sheet date given the relatively short maturity of these instruments. The fair values of long-term debt instruments have been estimated by discounting future cash flows based on the current interest rate environment and remaining term to maturity. The carrying amount of long-term debt approximates the fair value.

Recently Issued Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires that items that are components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 became effective for fiscal years beginning after December 15, 1997 and is now currently being applied by the Company. SFAS No. 130 requires comparative financial statements provided for earlier periods to be reclassified to reflect application of the provisions of this new standard. The Company has determined that for the nine months ended September 30, 1997 and 1998 and for the years ended December 31, 1995, 1996 and 1997, no items meeting the definition of comprehensive income as specified in SFAS No. 130, except net income, existed in the financial statements. As a result, no disclosure is necessary to comply with the standard.

In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have a material effect on the Company's financial statements.

Reclassifications

Certain amounts from prior years have been reclassified to conform with the current year presentation.

                          ACSYS, INC. AND SUBSIDIARIES

4. DEBT:

                                                   DECEMBER 31
                                                  ---------------  SEPTEMBER 30,
                                                   1996    1997        1998
                                                  ------  -------  -------------
                                                         (IN THOUSANDS)
   Revolving Credit Facility....................  $  --   $11,050     $33,959
   Note payable to former shareholder of
    Infinity Enterprises, Inc., repaid in May
    1997........................................   6,445      --          --
   Non-compete agreements with former
    shareholders of Infinity Enterprises, Inc.,
    maturing February 2009, with monthly
    payments of $8,333..........................   1,217    1,116       1,042
   Non-compete agreements with former owners of
    EKT, Inc., repaid in May 1997...............     111      --          --
   Term notes payable to former shareholders of
    Cama of Tampa, Inc., repaid in May 1997.....     300      --          --
   Term loans payable to a bank, repaid in
    September 1997..............................     256      --          --
   Amount Due to former shareholders of Acsys
    Resources, Inc., repaid in September 1997...     717      --          --
   Loans due to shareholders of Acsys Resources,
    Inc.........................................      93      --          --
   Other........................................     204       10          19
                                                  ------  -------     -------
                                                   9,343   12,176      35,020
   Less--Unamortized discount...................    (496)    (422)       (375)
                                                  ------  -------     -------
                                                   8,847   11,754      34,645
   Less--Current portion........................    (722)     (47)     (9,003)
                                                  ------  -------     -------
                                                  $8,125  $11,707     $25,642
                                                  ======  =======     =======

On May 16, 1997, the Company entered into an agreement with a bank which provides for a $15,000,000 Revolving Credit Facility (the "Credit Facility") to be repaid on May 31, 2000. At December 31, 1997, the Company had outstanding borrowings under the Credit Facility of $11,050,000 and for the year ended December 31, 1997 incurred $443,272 of interest expense under the Credit Facility. The Company can elect on a monthly basis to pay interest at either:
(A) the greater of (i) the bank's prime rate or (ii) the federal funds rate plus 0.5%, plus a margin which ranges up to 0.75%; or (B) at LIBOR plus a margin, which ranges from 1.25% to 2.50%. Borrowings under the Credit Facility are collateralized by all of the assets of the Company and a pledge of all of the stock of its subsidiaries. Borrowings are also guaranteed by each of the subsidiaries. The Credit Facility also contains various financial and non-financial covenants and prohibits the payment of dividends without the lender's consent. At December 31, 1997, the Company was in default under certain covenants in the Credit Facility which were subsequently waived by the bank through December 31, 1997. In February 1998, the Credit Facility was repaid with proceeds from the IPO (see Note 2).

On June 29, 1998, the Company amended the Credit Facility, increasing the amount available to be borrowed from $15.0 million to $25.0 million and extending its maturity date from May 31, 2000 to June 30, 2002. In August 1998, in connection with the acquisition of Staffing Edge (see Note 11), the Company amended its Credit Facility increasing the available borrowings from $25.0 million to

                          ACSYS, INC. AND SUBSIDIARIES

$40.0 million through January 1, 1999, after which availability under the Credit Facility will be reduced to $25.0 million. As of September 30, 1998, the Company had borrowed approximately $34.0 million under the credit facility, of which $9.0 million, representing the amount which must be repaid or refinanced by January 1, 1999, has been reclassified as current.

The Company has discounted the non-compete obligations and certain other notes payable to reflect their fair market value based on average borrowing rates available to the Company. The rate used to determine the discount was approximately 9.25%. The discount is being amortized over the term of the notes using the effective interest rate method. Amortization expense included in interest expense in the accompanying statements of operations for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 was approximately $73,000, $71,000, $74,000, $58,000 and
$47,000, respectively.

The obligations under the non-compete agreements with former shareholders are secured by certain property and equipment and Common Stock of the Company, and are personally guaranteed by certain shareholders of the Company.

Future maturities of long-term debt as of December 31, 1997 are as follows:

                                                                  (IN THOUSANDS)
   1998..........................................................    $    47
   1999..........................................................         41
   2000..........................................................     11,095
   2001..........................................................         49
   2002..........................................................         54
   Thereafter....................................................        468
                                                                     -------
                                                                     $11,754
                                                                     =======

5. COMMITMENTS AND CONTINGENCIES:

In connection with the business combinations (see Notes 1 and 11), the Company entered into employment agreements with certain shareholders who are also officers or employees of the Company. Each employment agreement provides for a guaranteed base salary over a three-year period and a discretionary bonus to be determined by the Board of Directors. As of September 30, 1998, for the last three months of 1998, and for the years ending December 31, 1999, 2000 and 2001, the Company is obligated to pay $926,000, $3,705,000, $2,474,000 and
$456,000 respectively, in salaries under these agreements. The agreements contain non-compete covenants and can be terminated based on certain events, as defined. In addition, the agreements provide for lump sum payments equal to three times current salary upon certain triggering events such as a change in control, among other events.

The Company leases office space under noncancelable operating leases. Certain leases require additional payments for taxes and operating expenses and provide for renewal options. Future minimum payments required under operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 1997 are as follows:

                          ACSYS, INC. AND SUBSIDIARIES

                                                                  (IN THOUSANDS)
   1998..........................................................     $1,653
   1999..........................................................      1,574
   2000..........................................................      1,469
   2001..........................................................      1,325
   2002..........................................................        976
   Thereafter....................................................        146
                                                                      ------
                                                                      $7,143
                                                                      ======

Rent expense for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $733,000, $969,000, $863,000,
$772,000 and $1,895,000, respectively.

On November 13, 1997, a lawsuit was filed against the Company, Cama and the former owner of Cama, Stephen S. Tutwiler by L. Robert Frank, Jr. and L. Robert Frank & Associates, Inc. in the Circuit Court of the Thirteenth Judicial Circuit, Hillsborough County, Florida. The lawsuit alleges that the plaintiff and Mr. Tutwiler agreed to form a corporation to provide certain staffing services; that such services were instead provided through a division of Cama; and that the plaintiff was entitled to a portion of the stock of Cama and thus to a portion of the shares of Common Stock issued to Mr. Tutwiler when it acquired Cama. The plaintiff asserts numerous claims, including breach of contract, fraud, civil conspiracy and alleged misstatements and omissions regarding the Company's ownership of Cama in a prospectus filed by the Company. The plaintiff seeks to recover $27,000 allegedly due to the plaintiff, his alleged portion of Mr. Tutwiler's shares of Common Stock, and compensatory and other damages. The plaintiff also seeks an accounting and employment by the Company. The Company intends to vigorously defend the plaintiff's allegations. An adverse result could have a material effect on the Company and result in a charge to the statement of operations in the period in which the litigation is resolved. There is no other pending litigation which the Company considers material.

In February 1998, the Company entered into a tax indemnification agreement with the then current shareholders which provides for indemnification by the Company to the shareholders and by the then shareholders to the Company for tax consequences of any adjustments made to taxable income (loss) prior to or after the termination of the S Corporation election that may impact previously reported amounts.

6. TERMINATION OF FRANCHISE AGREEMENTS AND SEVERANCE COSTS:

Prior to May 31, 1994, Acsys Resources operated as a franchisee under a franchise agreement, which provided for various marketing and royalty payments to the franchisor based on revenues. Effective May 31, 1994, Acsys Resources and the franchisor terminated the agreement. The termination agreement provided for payments to the franchisor of $360,000, which were made and recorded as an expense in 1994. In addition, Acsys Resources was required to pay to the franchisor 1% of revenues for the period June 1, 1994 through May 31, 1995, and 2% of revenues for the period June 1, 1995

                          ACSYS, INC. AND SUBSIDIARIES
through May 31, 1996, resulting in an expense of $201,000 in 1994, $166,000 in 1995, and $108,000 in 1996. In May 1997, Cama of Tampa, Inc. terminated its franchise agreement and made a one-time payment to the franchisor of $170,000, which was recorded as an expense for the year ended December 31, 1997.

The Company recorded a $512,000 charge in 1997 as a result of the termination of employment of a former executive, representing the present value of future severance payments due under his employment agreement. The severance obligation will be paid in 36 monthly installments of $16,667 beginning December 1997, and is recorded in other current and long-term liabilities in the accompanying balance sheet.

The Company recorded a charge of $650,000 during the nine months ended September 30, 1998 consisting of severance obligations resulting from the Company's decision to consolidate its corporate offices in Atlanta, Georgia.

Costs under the franchise termination agreements and severance expense have been separately recorded in the accompanying consolidated statements of operations.

7. RETIREMENT SAVINGS PLAN:


Acsys Resources and ICON have defined contribution retirement plans for the benefit of all eligible employees. The plans qualify under Section 401(k) of the Internal Revenue Code and allow for eligible employees to contribute to the plans up to 15% and 10%, respectively, of their pretax compensation, subject to the maximum contributions allowed by the Internal Revenue Code. The plans provide for discretionary matching contributions by Acsys Resources and ICON based on a percentage of the participant's contributions to the plan and a discretionary profit sharing contribution based on employee compensation. Acsys Resources made $23,000, $30,000 and $35,000 during the years ended December 31, 1995, 1996 and 1997, respectively, in matching contributions and no discretionary contributions were made to the plan. Acsys Resources did not make matching contributions during the nine months ended September 30, 1997 and 1998. ICON has not made contributions to the plan since the plan's inception.

                          ACSYS, INC. AND SUBSIDIARIES

8. INCOME TAXES:

The components of income tax expense (benefit) are as follows:

                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                                ---------------
                                                                1995  1996 1997
                                                                ----  ---- ----
                                                                (IN THOUSANDS)
   Federal:
     Current................................................... $(18) $ 27 $(96)
     Deferred..................................................  130   326  464
                                                                ----  ---- ----
                                                                 112   353  368
                                                                ----  ---- ----
   State:
     Current................................................... $ (3) $  5  (17)
     Deferred..................................................   24    61   87
                                                                ----  ---- ----
                                                                  21    66   70
                                                                ----  ---- ----
                                                                $133  $419 $438
                                                                ====  ==== ====

The tax effect of significant temporary differences is as follows:

                                                                DECEMBER 31
                                                              ----------------
                                                               1996     1997
                                                              ------- --------
                                                              (IN THOUSANDS)
   GROSS DEFERRED TAX ASSETS:
     Reserves not currently deductible for tax............... $   12  $     72
     Operating loss carryforwards............................    --        103
                                                              ------  --------
                                                                  12       175
   GROSS DEFERRED TAX LIABILITY:
     Difference between cash basis of
      accounting (tax) and accrual basis of
      accounting (book)......................................   (564)   (1,165)
     Amortization and depreciation...........................    --        --
                                                              ------  --------
       Net deferred income tax liability..................... $ (552) $   (990)
                                                              ======  ========

                          ACSYS, INC. AND SUBSIDIARIES

The federal statutory income tax rate is reconciled to the effective tax rate as follows:

                                              FOR THE YEAR ENDED DECEMBER 31
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
                                                      (IN THOUSANDS)
   Federal statutory rate...................       34.0%       34.0%       34.0%
   State income taxes, net of federal
    benefit.................................        4.0         4.0         4.0
   Income allocated to S-corporation
    earnings................................      (33.0)      (25.8)      (12.3)
   Expenses not deductible for tax
    purposes................................        0.1         0.5         1.9
                                             ----------  ----------  ----------
                                                    5.1%       12.7%       27.6%
                                             ==========  ==========  ==========



9. RELATED PARTIES:

At December 31, 1996, Acsys Resources had loans due from its shareholders of $62,000 at an interest rate of 5%. The loans are due on demand. These loans are included in other assets in the accompanying consolidated balance sheets. In addition, Acsys Resources owes three shareholders a total of $178,000 at December 31, 1997 for compensation earned but not paid.

At December 31, 1997, the Company had outstanding advances to two of its shareholders in the amount of $281,000, which are recorded within prepaid and other current assets in the accompanying balance sheet.

10. CAPITAL TRANSACTIONS:

Stock Option Plan

In May 1997, the Company established the 1997 Stock Option Plan (the "Option Plan"). The maximum number of shares of Common Stock that currently may be subject to outstanding options, determined immediately after the grant of any option, is 2,000,000 shares. The Option Plan provides that the number of shares of Common Stock available for issuance thereunder shall be automatically increased on the first trading day of each calendar year by the lesser of (i) three percent of the number of shares outstanding on the preceding trading day or (ii) 500,000 shares. Shares of Common Stock which are attributable to awards which have expired, terminated or have been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

In January 1997, Acsys Resources issued stock options under the Acsys Resources 1996 Equity Compensation Plan (the "Acsys Resources Plan") to its officers and employees. In September 1997, the Acsys Resources Plan stock options were exchanged for 111,687 stock options at an exercise price of $2.66 per share. The exchange ratio was based on the exchange ratio used to effect the merger between Acsys Resources and the Company on September 3, 1997. In connection with this merger, these options became fully vested in accordance with the change of control provision included in the Acsys Resources Plan. In May 1997, the Company issued 97,698 non-qualified stock options and 37,500 qualified stock options to an officer of the Company at an exercise price of $8.00 per share.

As of December 31, 1997, there were 244,820 stock options outstanding and exercisable under the Option Plan and the Acsys Resources Plan with a weighted average exercise price of $5.61 per share. These options consist of 135,198 at $8.00 per share and 109,622 at $2.66 per share.

From February to August 1998, the Company issued options to purchase 1,748,432 shares of Common Stock to certain employees and executive officers of the Company at exercise prices that range from $8.50 to $18.50 per share.

                          ACSYS, INC. AND SUBSIDIARIES

In May 1997, ICON issued stock options to certain employees. In May 1998, the ICON stock options were exchanged for 39,480 stock options at an exercise price of $7.09 per share. In connection with the merger, these options became fully vested.

The Company accounts for its option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value based method of accounting for stock-based compensation plans. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plans consistent with the provisions of SFAS 123, the following pro forma net loss per Common share for the year ended December 31, 1997 would have resulted:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1997
                                                               ---------------
                                                               (IN THOUSANDS--
                                                                 EXCEPT PER
                                                                 SHARE DATA)
   Net income:
     As reported..............................................     $ 1,146
                                                                   =======
     As calculated in accordance with SFAS 123................     $   871
                                                                   =======
   Net income/(loss) per Common Share:
     As reported..............................................     $  0.02
                                                                   =======
     As calculated in accordance with SFAS 123................     $ (0.01)
                                                                   =======
     Shares used in calculating net income per diluted common
      share...................................................      10,440

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with a risk-free interest rate of 6.5%, no expected dividend yield and an expected life of five years. A volatility of 0% was assumed for the year ended December 31, 1997. As of December 31, 1997, the weighted average fair value of the options outstanding was $1.61 per option.

Redemption and Severance Agreements

In September 1996, Acsys Resources, entered into a Stock Redemption Agreement with one of its shareholders. Under this agreement, Acsys Resources repurchased a portion of the shares owned by this shareholder for $458,500. This agreement initially required Acsys Resources, Inc. to repurchase 122,012 shares of Common Stock at a price based on an earnings formula defined in the Stock Redemption Agreement. The Owner of these 122,012 shares of redeemable common stock entered into a contractual waiver of all redemption rights effective upon the IPO. Accordingly, subsequent to the IPO, these shares have been reclassified as common stock.

In connection with the Stock Redemption Agreement, Acsys Resources and the shareholder also entered into a severance agreement. Under this agreement, the shareholder received $458,500, which was charged to expense in 1996.

                         ACSYS, INC. AND SUBSIDIARIES

The Company paid $200,000 and $717,000 in September 1996, and September 1997, respectively in settlement of amount under these agreements.

11. ACQUISITIONS:

Acsys Resources acquired C.P.A. Staffing, Inc., C.P.A. Search, Inc. and Career Placement Associates, Inc. (together, "C.P.A. Staffing") on August 12, 1997. The acquisition was accounted for under the purchase method of accounting. The total purchase price was approximately $9,700,000 and consisted of cash of $1,900,000, 1,219,274 shares of Common Stock with an estimated fair value of $7,700,000 and transaction costs of $144,000. The purchase price was allocated to the assets acquired and liabilities assumed. The excess of approximately $8,750,000 of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over 40 years.

On March 31, 1998, the Company acquired all of the outstanding stock of TGS Resource Group, Inc. ("TGS"), an accounting and finance staffing firm located in Richmond, Virginia. The Company has accounted for this transaction under the purchase method of accounting. The results of operations of TGS are included from the date of acquisition only.

On May 22, 1998, the Company acquired all of the outstanding stock of ICON, an Atlanta-based information technology staffing company, in a stock-for-stock merger. As noted earlier, this transaction has qualified as a pooling of interests for accounting purposes and as a tax-free reorganization. Under the terms of the merger agreement, ICON shareholders received 2,820,360 shares of Common Stock in exchange for all of the equity interests in ICON. In connection with the merger, the Company recorded a charge for combination expenses of $1,730,000 in the nine months ended September 30, 1998, including investment banking, legal and accounting fees, and other transaction costs associated with the merger.

On July 1, 1998, the Company acquired all of the outstanding stock of KPD Systems, Inc. ("KPD"), an information technology staffing firm located on Long Island, New York. The Company accounted for this transaction under the purchase method of accounting. The results of operations for KPD are included from the date of acquisition only.
On August 4, 1998, the Company acquired all of the outstanding stock of Staffing Edge, Inc. ("Staffing Edge"), a specialty professional staffing firm with offices throughout the Midwestern United States, for $22,510,000 in cash, $838,000 in Common Stock, transaction costs of $1,918,000 and assumption of debt of $7,040,000. The Company will account for this transaction under the purchase method of accounting. The results of operations for Staffing Edge are included from the date of acquisition only.

                          ACSYS, INC. AND SUBSIDIARIES

The following table summarizes the unaudited pro forma results of operations of the Company for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, assuming that the acquisitions of C.P.A. Staffing, TGS, KPD and Staffing Edge had occurred on January 1, 1996:

                                                                   FOR THE
                                             FOR THE YEAR ENDED   NINE MONTHS
                                                DECEMBER 31,         ENDED
                                             ------------------  SEPTEMBER 30,
                                               1996     1997         1998
                                             ------------------  -------------
                                             (IN THOUSANDS--EXCEPT PER SHARE
                                                          DATA)
   Service revenues......................... $ 80,835 $ 107,805    $107,776
   Pro forma net income.....................      694        15       1,330
   Pro forma diluted net income/(loss) per
    share................................... $   0.04 $   (0.08)   $   0.09
   Shares used in computing pro forma
    diluted net income per share amounts....   11,421    11,420      14,473